EXHIBIT 21.1

TOREADOR RESOURCES CORPORATION

AND SUBSIDIARIES AS OF MARCH 2005

Company	Jurisdiction
Toreador Resources Corporation	Delaware
Toreador Exploration & Production Inc.	Texas
Tormin, Inc.	Delaware
Toreador Acquisition Corporation.	Delaware
EnergyNet.com, Inc.(35%)	Texas

Madison Oil Company	Delaware
Madison (Turkey), Inc.	Delaware
Madison Oil Turkey, Inc.	Liberia
Trinidad Exploration and Development Ltd.	Trinidad
Madison Petroleum, Inc.	Delaware
Madison Oil Company Europe	Delaware
Madison Oil France, S.A.	France
Madison Energy France SCS	France
Toreador Holdings International SRL	Barbados
Toreador Trinidad Exploration & Production Unlimited	Trinidad
Wilco Turkey Limited	Jersey
ePsolutions (45%)	Texas